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EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Three Months Ended June 30, 2003	Year Ended March 31, 2003	Year Ended March 31, 2002		Year Ended March 31, 2001	Year Ended March 31, 2000	Year Ended March 31, 1999
Consolidated pretax income (loss) from continuing operations	$4,106	2,223	(2,948)		20,129	13,694	(6,712)
Net amortization of debt issuance expense	496	1,626	1,420		1,389	1,326	1,412
Interest expense	6,695	27,048	28,553		31,653	32,637	34,830
Interest portion of rental expense	375	1,501	1,579		1,766	1,885	2,199

Earnings	$11,672	32,398	28,604		54,937	49,542	31,729

Interest expense	$6,695	27,048	28,553		31,653	32,637	34,830
Net amortization of debt issuance expense	496	1,626	1,420		1,389	1,326	1,412
Interest portion of rental expense	375	1,501	1,579		1,766	1,885	2,199

Fixed Charges	$7,566	30,175	31,552		34,808	35,848	38,441

Ratio of Earnings to Fixed Charges	1.54x	1.07x	(a	)	1.58x	1.38x	(a	)

(a)
The deficiency of earnings required to cover fixed charges for the fiscal years ended March 31, 2002 and 1999 was $2,948 and $6,712, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

	Fiscal Year Ended March 31,
	2002	1999
Depreciation	$26,209	27,911
Amortization	4,175	4,025
Non-cash charges	4,723	945

Total	$35,107	32,881

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  EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in thousands)